Exhibit 4.14

Supplementary Agreement

THIS SUPPLEMENTAL AGREEMENT (hereinafter referred to as “this Agreement”) is made this 26th day of July, 2024, by and between the following parties:

1.	Foshan Yunmi Electric Appliances Technology Co., Ltd.（Hereinafter referred to as “Existing Shareholder” or “Grantor”.）

Registered Address: Thirteenth Floor, No. 7, Industrial Avenue, Lunjiao Street, Lichun Village, Shunde District, Foshan City, Guangdong Province, China (residence declaration)

Legal Representative: CHEN Xiaoping

2.	Zhumeng Hulian Technology (Guangdong) Co., Ltd.（Hereinafter referred to as “Sole Proprietorship” or “Pledgee”.）

Registered Address: Thirteenth Floor, No. 7, Industrial Avenue, Lunjiao Street, Lichun Village, Shunde District, Foshan City, Guangdong Province, China (residence declaration)

Legal Representative: DUAN Erqiang

3.	Guangzhou Interconnect Electric Appliances Technology Co., Ltd. (Hereinafter referred to as the “Company”)

Registered Address: Room 1502, No. 1226 Xingang East Road, Haizhu District, Guangzhou City (office only)

Legal Representative: CHEN Xiaoping

(For the purposes of this Agreement, each of the foregoing parties shall be referred to individually as a “Party” and collectively as the “Parties”.)

Whereas：

1.	Existing shareholders are the registered shareholders of the Company, who legally hold all of the Company’s equity (hereinafter referred to as “the Company’s equity”).

the parties hereto have entered into an Exclusive Right to Purchase Agreement (the “Exclusive Right to Purchase Agreement”), an Equity Pledge Agreement (the “Equity Pledge Agreement”), an Exclusive Consulting and Services Agreement (the “Exclusive Consulting and Services Agreement”), and a Stockholder Voting Proxy Agreement (the “Stockholder Voting Proxy Agreement”), all dated as of July 20, 2024. “Exclusive Consulting and Services Agreement”) and the Stockholder Voting Proxy Agreement (the ‘Stockholder Voting Proxy Agreement’), which together with the Exclusive Purchase Right Agreement, the Equity Pledge Agreement and the Exclusive Consulting and Services Agreement are referred to as the “VIE Agreements”.

2.

As at July 19, 2024, the registered capital of the Company was RMB467,316,000. The parties hereto and other related parties entered into a Business Reorganization Agreement dated July 19, 2024 (the “Business Reorganization Agreement”), pursuant to which the Existing Shareholders shall contribute an additional capital of RMB65,000,000 to the Company as consideration for the transaction under the Business Reorganization Agreement. Pursuant to the Business Reorganization Agreement, the existing shareholders subscribed for the additional RMB65,000,000 registered capital of the Company (the “Capital Increase”), and as of the date of this Agreement, the Company has gone through the corresponding procedures of change of registration by the market supervision and management authorities in respect of the aforesaid Capital Increase, the registered capital of the Company has been changed to RMB532,316,000.

3.

Based on the shareholding structure of the Company after the aforesaid Capital Increase, the parties agree to enter into additional agreements as described herein with respect to certain contents under the VIE Agreement.

Accordingly, the parties have agreed by consensus as follows:

1.

The parties agree to amend the definition of “registered capital of the Company” under Section 1.1 of the Exclusive Right to Purchase Agreement to read as follows: “means the registered capital of the Company in the amount of RMB532,316,000, and also includes the enlarged registered capital as a result of any form of capital increase during the term of this Agreement.” The foregoing definition shall apply to the term “registered capital of the Company” as it appears in the Exclusive Right to Purchase Agreement.

2.

The parties agree to amend the agreement in Article 2.1 under the Equity Pledge Agreement to read as follows: “The Pledgor hereby agrees to pledge the Pledged Equity Interests, which it legally owns and has the right to dispose of, to the Pledgor as security for the repayment of the Secured Obligations in accordance with the agreement herein. The Company hereby agrees that the Pledged Equity Interests shall be pledged by the Pledgor to the Pledgor in accordance with this Agreement. Among other things, with respect to the date of this Agreement: the Pledgor pledges to the Pledgor the equity interests held by the Pledgor representing 100% of the registered capital of the Company (equivalent to a capital contribution of RMB532,316,000).”

3.

For the avoidance of doubt, the parties agree and confirm that all equity interests in the Company held by the Existing Shareholders after the completion of the Capital Increase (corresponding to the registered capital of the Company in the amount of RMB532,316,000) as described in Clause 3 of this Agreement in view of the Part, shall be subject to all the covenants under the VIE Agreement.

4.

With respect to matters that are inconsistent with the agreements in this Agreement and the VIE Agreement, the agreements in this Agreement shall prevail. In respect of the relevant matters not agreed in this Agreement, the agreements in the VIE Agreement shall still prevail.

5.

The conclusion, entry into force, performance, modification, interpretation and termination of this Agreement shall be governed by the laws of China. Any dispute arising under and in connection with this Agreement shall be resolved through consultation between the parties, and if the parties are unable to reach an agreement within thirty (30) days after the dispute has arisen, the dispute shall be submitted to the Shenzhen International Arbitration Court for arbitration in accordance with the arbitration rules in force at the time. The place of arbitration shall be Shenzhen, the language to be used in the arbitration shall be Chinese, and the arbitral award shall be final and binding on all parties hereto.

6.

This Agreement shall enter into force on the date on which it is signed by the parties. Any amendments, modifications and supplements to this Agreement shall be made in writing and shall become effective upon signature by the parties.

7.	This Agreement is made in three (3) originals in the Chinese language, one (1) for each party to this Agreement.

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[Supplementary agreement signature page]

IN WITNESS WHEREOF, this Supplemental Agreement has been executed by the following parties as of the date set forth at the top of this document.

Guangzhou Interconnect Electric Appliances Technology Co., Ltd. (Seal)

Signature：	/s/ Xiaoping Chen
Name：	Xiaoping Chen
Title：

Zhumeng Hulian Technology (Guangdong) Co., Ltd. (Seal)

Signature：	/s/ Erqiang Duan
Name：	Erqiang Duan
Title：

Foshan Yunmi Electric Appliances Technology Co., Ltd. (Seal)

Signature：	/s/ Xiaoping Chen
Name：	Xiaoping Chen
Title：